Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-195697

January 17, 2017

WELLS FARGO & COMPANY

$1,250,000,000 Floating Rate Notes Due January 24, 2023

$3,750,000,000 3.069% Notes Due January 24, 2023

Issuer:	Wells Fargo & Company

Title of Securities	Floating Rate Notes Due January 24, 2023 (the “Floating Rate Notes”)

3.069% Notes Due January 24, 2023 (the “Fixed Rate Notes”)

Note Type:	Senior unsecured

Trade Date:	January 17, 2017

Settlement Date (T+5):	January 24, 2017

Maturity Date:	Floating Rate Notes: January 24, 2023

Fixed Rate Notes: January 24, 2023

Aggregate Principal Amount

Offered:	Floating Rate Notes: $1,250,000,000

Fixed Rate Notes: $3,750,000,000

Price to Public (Issue Price):	Floating Rates Notes: 100.00%, plus accrued interest, if any, from January 24, 2017

Fixed Rate Notes: 100.00%, plus accrued interest, if any, from January 24, 2017

Underwriting Discount

(Gross Spread):	Floating Rate Notes: 0.35%

Fixed Rate Notes: 0.35%

All-in Price (Net of

Underwriting Discount):	Floating Rate Notes: 99.65%, plus accrued interest, if any, from January 24, 2017

Fixed Rate Notes: 99.65%, plus accrued interest, if any, from January 24, 2017

Net Proceeds:	Floating Rate Notes: $1,245,625,000

Fixed Rate Notes: $3,736,875,000

Interest Rate:	Floating Rate Notes: Base Rate of LIBOR plus 1.11%

Fixed Rate Notes: 3.069% per annum

Interest Payment Dates:	Floating Rate Notes: January 24, April 24, July 24 and October 24, commencing April 24, 2017, and at maturity

Fixed Rate Notes: January 24 and July 24, commencing July 24, 2017, and at maturity

Interest Reset Dates:	Floating Rate Notes: January 24, April 24, July 24 and October 24, commencing April 24, 2017

Fixed Rate Notes: N/A

Designated LIBOR Page:	Floating Rate Notes: Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Fixed Rate Notes: N/A

Index Maturity:	Floating Rate Notes: Three months

Fixed Rate Notes: N/A

Interest Reset Period:	Floating Rate Notes: Quarterly

Fixed Rate Notes: N/A

Initial Interest Rate:	Floating Rate Notes: LIBOR plus 1.11%, determined two London banking days prior to January 24, 2017

Fixed Rate Notes: N/A

Benchmark:	Floating Rate Notes: Three-month LIBOR

Fixed Rate Notes: UST 2.00% due December 31, 2021

Benchmark Yield:	Floating Rate Notes: N/A

Fixed Rate Notes: 1.819%

Spread to Benchmark:	Floating Rate Notes: +111 basis points

Fixed Rate Notes: +125 basis points

Re-Offer Yield:	Floating Rate Notes: N/A

Fixed Rate Notes: 3.069%

Redemption:	Floating Rate Notes: At its option, Wells Fargo may redeem the Floating Rate Notes, in whole, but not in part, on January 24, 2022, at a redemption price equal to 100% of the principal amount of the Floating Rate Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Fixed Rate Notes: At its option, Wells Fargo may redeem the Fixed Rate Notes, in whole, but not in part, on January 24, 2022, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

CUSIP:	Floating Rate Notes: 949746SL6

Fixed Rate Notes: 949746SK8

Listing:	None

Sole Bookrunning Manager:	Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets,
a division of BB&T Securities, LLC
Capital One Securities, Inc.
Commonwealth Bank of Australia
KeyBanc Capital Markets Inc.
National Bank of Canada Financial Inc.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
The Huntington Investment Company

Commonwealth Bank of Australia is not a U.S. registered broker-dealer, and, therefore, will not affect any offers or sales of the Floating Rate Note or the Fixed Rate Notes in the United States or will do so only through one or more registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Junior Co-Managers:	Apto Partners, LLC
Blaylock Beal Van, LLC
Loop Capital Markets LLC
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or e-mailing wfscustomerservice@wellsfargo.com.

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